Exhibit 99.1

For Immediate Release

MELA Sciences Names Michael R. Stewart to Board of Directors

- Stewart Brings to MELA a Wealth of Dermatological Medical

Device Expertise Across All Aspects of the Business –

IRVINGTON, NY — August 5, 2014 — MELA Sciences, Inc. (NASDAQ: MELA), developer of the MelaFind® system, an optical diagnostic device approved for use in the U.S. and the European Union to assist dermatologists in melanoma diagnosis, today announced it has named Michael R. Stewart to its board of directors effective immediately. Mr. Stewart is an independent director.

Jeffrey O’Donell, Chairman of the Board of MELA Sciences, commented, “I worked closely with Mike at Photomedex and witnessed his execution of a successful reimbursement program for the XTRAC® laser in the dermatology market. Michael’s addition to the MELA board will be of tremendous benefit to the company particularly as we navigate the course for obtaining insurance reimbursement for physician’s use of the MelaFind system.”

Mr. Stewart served as president, chief executive officer and board member of NASDAQ-traded Surgical Laser Technologies, Inc. from 1999 until its sale in 2002 to global medical device and skin health company PhotoMedex. During his tenure as CEO of Surgical Laser, Mr. Stewart led all executive and internal operations, successfully transforming the company from a product sales model to a service model driving revenue and profit growth that positioned Surgical Laser Technologies for its ultimate sale to PhotoMedex, Inc.

Post-acquisition and during his continuing tenure with PhotoMedex, Mr. Stewart has held the positions of chief operating officer and executive vice president and has led the domestic and international sales organizations, marketing, product development and engineering, manufacturing and service operations. He successfully developed and executed a reimbursement strategy for the company’s flagship dermatology product that resulted in the issuance of new Current Procedural Terminology (CPT) codes and reimbursement by the Centers for Medicare and Medicaid Services (CMS) and coverage policies with virtually all major insurance companies.

“I welcome the opportunity to join the MELA Sciences Board of Directors and look forward to contributing to the initiatives that will be part of the company’s strategy for growing the company and realizing the full potential of the MELA technology for early detection and prevention of skin cancer,” said Mr. Stewart.

About MelaFind www.melafind.com

MelaFind is the first and only medical device with FDA Pre-Market Approval (PMA) for the U.S. and CE Marking certification for the European Union designed to assist dermatologists in the evaluation and diagnosis of melanoma at its most curable stage. The MelaFind® system utilizes innovative software driven technology and state-of-the-art 3-D optical imaging to non-invasively extract data 2.5 mm below the skin surface from patient’s pigmented ambiguous moles and objectively analyzes them with proprietary algorithms. MelaFind provides important additional perspective to physicians via 3-D spectral images and 100% objective data analysis to help them better understand the structural disorganization of a patient’s pigmented ambiguous moles (before cutting the skin) during the evaluation and diagnosis process for melanoma.

About MELA Sciences, Inc. www.melasciences.com

MELA Sciences is a medical technology company dedicated to designing and developing innovative software driven technology for physician clinical use for the early detection and prevention of skin cancer. MELA Sciences conducted the largest, positive prospective study ever done on the melanoma disease, and is the first and only medical technology company to receive both FDA Pre-Market Approval (PMA) for the U.S. and CE Marking certification for the European Union for their flagship product MelaFind®.

Safe Harbor

This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and may contain words such as “seeks,” “look forward,” and “there seems” that suggest future events or trends. These statements, including our expectations regarding our ability to obtain a CPT code and appropriate reimbursement for our MelaFind system, are based on our current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from our expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all of these forward-looking statements may prove to be incorrect or unreliable. MELA Sciences assumes no duty to update its forward-looking statements and urges investors to carefully review its SEC disclosures available at www.sec.gov and www.melasciences.com.

Media	Investors
Diana Garcia Redruello	Andrew McDonald
MELA Sciences, Inc.	LifeSci Advisors, LLC
212-518-4226	646-597-6987
dgarcia@melasciences.com	Andrew@LifeSciAdvisors.com